Exhibit 10.40
Portions of this exhibit have been redacted because (i) the registrants customarily and actually treat that information as private or confidential and (ii) the omitted information is not material. Excluded information has been marked at the appropriate places as follows: [****]

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of January 1, 2025 by and between FEDERAL REALTY OP LP, a Delaware limited partnership (including it subsidiaries and affiliates, the “Company”) and JEFFREY S. BERKES (“JSB”).

AGREEMENT
IN CONSIDERATION of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and JSB hereby agree as follows:

1.Consulting Services

(a)Services. JSB hereby agrees to provide to the Company the following services (“Services”) under the direction of Jan W. Sweetnam, the Company’s Chief Investment Officer:

(i)Source real estate investment opportunities as a finder only and obtain for those sourced opportunities rent rolls, operating statements and other information necessary for the Company to underwrite the opportunity. In no event shall JSB engage in any negotiations on behalf of the Company with any third party;

(ii)Upon request by the Company’s Acquisition Team, provide underwriting, structuring and investment input on investment opportunities considered by the Acquisitions Team, including, without limitation, those sourced by JSB, those sourced directly by the Company and those that have been marketed whether widely or on a more limited basis (“Opportunities”);

(iii)Upon request by the Acquisitions Team, visit all Opportunities, the market where the Opportunities are located and properties deemed to be competitive with the Opportunities;

(iv)Participate in Company meetings when an Opportunity is being discussed, including, without limitation, pre-screen meetings with the Company’s Executive Team, meetings with the Company’s Investment Committee and meetings with the Company’s Board of Trustees;

(v)Participate in weekly calls with the Company’s Acquisitions Team currently held every Monday at 8:00 a.m., Pacific Time, or if Monday is a holiday observed by the Company, on Tuesday at 8:00 a.m., Pacific Time;

(vi)Provide introductions to owners, investors and others in the real estate industry for members of the Acquisitions Team; and

(vii)Upon request by the Acquisitions Team, assist with the closing process for Opportunities which could include, without limitation, evaluation of sufficiency of estoppel certificates from tenants and other third parties.

(b)Investment Fee. In consideration of providing the Services described herein, the Company will pay JSB an “Investment Fee” as follows:

(i)Calculation of Investment Fee. The Company will pay to JSB an Investment Fee calculated on the aggregate Qualifying Investment Amounts for all Qualifying Investments actually closed by the Company between January 1, 2025 and six (6) months after the Termination Date (defined in Paragraph 4 below) (“Payment Period”) calculated as follows:

Exhibit 10.40
(A)0.50% of the aggregate Qualifying Investment Amount from $0 up to $250,000,000; plus

(B)0.30% of the aggregate Qualifying Investment Amount from $250,000,001 up to $500,000,000; plus

(C)0.20% of the aggregate Qualifying Investment Amount over and above $500,000,001.

The Company shall keep a running tally of all Qualifying Investments and Qualifying Investment Amounts closed and the total Investment Fee paid during the Payment Period.

(ii)Definitions. For purposes of this Agreement:

(A)“Qualifying Investment” shall mean acquisitions and other investments actually closed by the Company, its subsidiaries or non-wholly owned affiliates, between January 1, 2025 and the end of the Payment Period and shall include investments structured in the form of a fee or ground lease acquisition, a new ground lease or master lease, common or preferred equity investment, mezzanine or other loans, upreits or other arrangements which are designed to provide the Company with ownership and control of or significant cash flow from a real estate asset. In no event shall a Qualifying Investment include any corporate mergers, corporate acquisitions or other corporate level transactions. For clarification, [***********************************************] in [***************************************] shall constitute a Qualifying Investment and JSB shall be entitled to receive an Investment Fee in connection with closing the acquisition of that asset.

(B)“Qualifying Investment Amount” shall mean the gross purchase price or other amount actually invested by the Company as reflected on a closing settlement statement signed by the Company (without taking into account any credits other than pro-rations and closing costs) and shall include the amount of any debt assumed as part of the transaction. If a Qualifying Investment is made through a subsidiary in which the Company owns less than one hundred percent (100%) of the equity interests, the Qualifying Investment Amount shall be calculated solely on the amount invested by the Company and shall not be calculated on any amounts invested by third parties. In the event the Company closes on a Qualifying Investment that does not have a specified purchase price or other investment amount (such as an acquisition through creation of a new ground lease or master lease), the Company and JSB shall establish, on or prior to closing of such Qualifying Investment, a purchase price to be used in calculating the Qualifying Investment Amount for such Qualifying Investment.

(iii)Timing of Payment. Payment of the Investment Fee shall be made concurrently with closing of each Qualifying Investment.

(c)To facilitate JSB’s ability to effectively provide the Services, the Company will make available to JSB an office at the Company’s Santana Row office and provide JSB with a dedicated office phone number and a Company email address.

2.Exclusivity. During the term of this Agreement, JSB shall provide the Services on an exclusive basis to the Company; provided, however, in the event the Company declines in writing to proceed with any Opportunity first sourced by JSB, JSB shall be free to present that investment opportunity to any third party notwithstanding Section 4 of the Amended and Restated Severance Agreement dated February 10, 2021 entered into by the parties (“Severance Agreement”).

3.Expenses. The Company will reimburse JSB for reasonable travel expenses incurred by JSB at the request of the Company which will include, without limitation, reimbursement for meals and mileage while traveling at the Company’s request in accordance with the Company’s Travel and Entertainment Policy.

4.Termination. This Agreement shall expire by its terms on December 31, 2025. In addition, this Agreement be terminated earlier:

(a)by either party on thirty (30) days written notice to the other party;

Exhibit 10.40
(b)by the Company upon the closing of any merger or other sale of the company where the Company is not the surviving entity; and

(c)by the Company immediately upon the death or disability of JSB.

The end date of this Agreement, whether by expiration or earlier termination, is hereinafter referred to as the “Termination Date”.

No later than five (5) business days prior to the Termination Date, the Company and JSB shall agree on a list of protected Opportunities (“Protected List”) for which JSB will be paid an Investment Fee if the closing of that Opportunity occurs on or prior to the end of the Payment Period. If the parties are unable to agree on a Protected List, the last list provided by the Company in good faith will be deemed the final Protected List. The Company’s obligation to pay an Investment Fee on any Opportunity included on the Protected List shall survive the termination of this Agreement and shall be binding on any successor of the Company and the heirs and beneficiaries of JSB shall have the right to enforce this Agreement for collecting such amounts. If an Opportunity is not included on the Protected List, JSB shall be free to present that opportunity to any third party notwithstanding Section 4 of the Severance Agreement; provided, however, JSB shall remain bound by the confidentiality provisions in Paragraph 5 of this Agreement.

5.Confidentiality. JSB shall not disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that JSB may obtain during the term of this Agreement to any other person, except: (i) when required to do so by law or regulation or requested by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order JSB to communicate, divulge or make accessible any such Confidential Information; (ii) in the course of any proceeding brought to enforce this Agreement; or (iii) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. For purposes of this Agreement, “Confidential Information” shall mean any proprietary or confidential information of the Company and its subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its affiliates, other than as a result of JSB’s violation of this Paragraph 5, or not otherwise considered confidential by persons within such trade or industry. Upon termination of this Agreement, JSB shall: (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option as communicated to JSB, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in JSB’s possession or control (including any of the foregoing stored or located in JSB’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to any Opportunity, except that JSB may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

6.Ownership of Information. JSB agrees that all right, title, and interest under federal and state copyright and intellectual property laws in any documents, reports, data, information, drawings, plans or other documents or ideas provided by JSB to the Company as part of the Services (including those in electronic form) shall be deemed to have been conveyed, assigned and transferred by JSB to the Company upon provision of the applicable Service.

7.Independent Contractor. The Company and JSB hereby agree that the Services to be performed under this Agreement are being performed by JSB as an independent contractor, and that JSB shall not be construed to be an employee or agent of the Company for any purpose, and JSB agrees that it has no authority to modify any contract the Company may have with any third party or to otherwise bind the Company to any contracts or other obligations.

8.Licensing. The Company acknowledges that JSB is not a licensed real estate broker or licensed real estate agent and hereby confirms that it does not intend for any Services provide by JSB pursuant to this Agreement to

Exhibit 10.40
include any service or other activity for which a real estate or similar license would be required by JSB in any jurisdiction.

9.Insurance. JSB shall obtain, pay for and keep in force at all times during the performance of services pursuant to this Agreement, the following insurance coverages placed with insurance companies having an A.M. Best rating of A VI or better:

(a)Comprehensive General Liability Insurance, with limits of not less than one million dollars ($1,000,000) per occurrence, or Commercial General Liability with limits of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000), aggregate. Client shall be added as an additional insured. The policy shall provide such additional insured with a thirty (30) day notice of cancellation, non-renewal or material change. Any certificates of insurance furnished in accordance with this Agreement shall specify that Client has been added as an additional insured and shall state that the policy has been amended to provide the thirty (30) day advance notice.

(b)Automobile Liability Insurance, including owned, hired and non-owned coverage with a combined single limit of not less than one million dollars ($1,000,000) per occurrence. JSB may meet the limits of liability indicated by means of the use of an umbrella liability policy. Any general liability policy must be written on an occurrence basis. JSB shall furnish the Company with certificates evidencing that all such insurance specified herein is in force prior to commencement of services provided pursuant to this Agreement and prior to any payment of any Investment Fee pursuant to this Agreement.

10.Entire Agreement/Amendments/Notices. This Agreement sets forth the full and complete understanding between the Company and JSB with respect to the subject matter hereof. This Agreement may not be modified or changed except by written instrument executed by the parties, and it shall be construed, interpreted, and applied according to the laws of the State of Maryland (excluding conflicts of law principles). Any notice required by this Agreement must be in writing and shall be deemed given or served three (3) days after deposit in the United States mail, prepaid, registered or certified, return receipt requested, or upon delivery by overnight courier agent or by prepaid telegram, or by email when appropriately addressed to the party to be notified, in care of the persons and at the following addresses:

To company:	Jan W. Sweetnam
356 Santana Row, Suite 1005
San Jose, CA 95128
jsweetnam@federalrealty.com

with a copy to:	Dawn M. Becker
909 Rose Avenue, Suite 200
North Bethesda, MD 20852
dbecker@federalrealty.com

To JSB:	Jeffrey S. Berkes
1303 Johnson Street
Menlo Park, CA 94205
jsberkes007@yahoo.com

11.No Binding Authority. JSB’s authority is limited to performing the Services in accordance with the terms of this Agreement. JSB shall not represent that it is acting for the Company in any legal capacity other than as a finder and consultant in connection with acquisitions or other potential Opportunities. JSB shall have no authority to bind the Company to any contract or any proposed terms and shall not provide to any third party (other than the Company and its employees) any verbal or written proposals or offers or other information concerning the Company. It is not intended that JSB have any involvement with any third parties with respect to the negotiation of any proposed contract.

12.Authority/Assignment. The parties executing this Agreement represent and warrant that they do so with full authority to bind the undersigned to the terms and conditions set forth herein. Neither the Company nor JSB

Exhibit 10.40
shall have any right to assign this Agreement. Notwithstanding the foregoing, as provided in Paragraph 4, the obligation to pay the Investment Fee shall be binding on any successors of the Company and JSB’s heirs and beneficiaries shall have the right to enforce this Agreement with respect to payment of the Investment Fee.

13.No Personal Liability. JSB shall have no liability to the Company for any acts, omissions, or failure to perform under this Agreement; provided, however, JSB shall indemnify, protect and defend the Company from any actual loss, cost or damage (excluding punitive and consequential) and reasonable attorneys’ fees suffered or incurred by the Company solely as a result of (a) JSB’s breach of the confidentiality obligations in Paragraph 5 hereof or (b) JSB’s performing services for which a brokerage or other real estate license is required without having such a license in place. Further, it is specifically understood and agreed that there shall be no personal liability of any shareholder, trustee, officer, employee, representative, or agent of the Company with respect to any of the covenants, conditions or provisions of this Agreement and JSB hereby agrees to look solely to the Company’s property, real, personal or otherwise, tangible or intangible, for payment of any claim hereunder.

IN WITNESS WHEREOF, this Agreement is executed effective as of January 1, 2025.

COMPANY:		JSB:

By:	/s/ Dawn M. Becker	By:	/s/ Jeffrey S. Berkes
	Dawn M. Becker		Jeffrey S. Berkes
Executive Vice President - Corporate